                                       Equity Income Fund
                                       10f-3 Transactions

Underwriting           Purchased From    Amount Purchased     % of Underwriting   Date of Purchase
GeoTel                 Alex Brown         4,700               0.214%              11/20/96
BA Merchant Services   Goldman Sachs      3,200               0.023%              12/18/96
Microsoft Corp.        Goldman Sachs     66,000               0.602%              12/17/96
Microsoft Corp.        Furman Selz        3,000               0.027%              12/17/96
Microsoft Corp.        Salomon Brothers   4,000               0.037%              12/17/96
Microsoft Corp.        Dillon Reed       10,000               0.091%              12/17/96
Microsoft Corp.        DLJ                2,000               0.018%              12/17/96